Exhibit (11)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199 WWW.ROPESGRAY.COM

May 5, 2016

Voya Investors Trust

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-14 (the “Registration Statement”) being filed today by Voya Investors Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by Voya Large Cap Growth Portfolio, a series of the Trust (the “Acquiring Portfolio”), of all the assets of VY® Fidelity VIP Contrafund® Portfolio, a series of Voya Partners, Inc. (the “Acquired Portfolio”), and the issuance of Class ADV and Class S shares of beneficial interest of the Acquiring Portfolio in connection therewith (collectively, the “Shares”), all in accordance with the terms of the Agreement and Plan of Reorganization dated March 18, 2016, by and between the Trust, on behalf of the Acquiring Portfolio and Voya Partners, Inc. on behalf of the Acquired Portfolio (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement.

In connection with this opinion, we have examined the form of Agreement and Plan of Reorganization. We have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto in the form included as Appendix A to the prospectus/proxy statement that is part of the Registration Statement and will constitute a legal, valid, and binding obligation of the Trust, on behalf of the Acquiring Portfolio.

We were not involved in the organization of the Trust. We have not examined independently the question of what law would govern the interpretation or enforcement of any provision of the Amended and Restated Agreement and Declaration of Trust, as amended (the “Agreement and Declaration of Trust”), and have for this purpose assumed that the Trust is a duly established and validly existing unincorporated voluntary association with transferable shares under Massachusetts law (commonly known as a “Massachusetts business trust”) and that the interpretation and enforcement of each provision of the Agreement and Declaration of Trust will be governed by the laws of the Commonwealth of Massachusetts.

We have made such examination of Massachusetts law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of each Portfolio, and that, when the Shares are issued and delivered in accordance with the terms of the Agreement and Plan of Reorganization, such Shares will be validly issued, fully paid, and nonassessable by the Trust.

Under Massachusetts law, shareholders of a Massachusetts business trust could, under certain circumstances, be held personally liable for the obligations of the trust. However, the Amended and Restated Agreement and Declaration of Trust disclaims liability of any shareholder in connection with any obligation or liability of the Trust. The Amended and Restated Agreement and Declaration of Trust provides for indemnification by the Trust of any shareholder from and against all obligations or liabilities to which such shareholder may become subject solely by reason of being or having been a shareholder and not because of such shareholder’s acts or omissions or for some other reason. The indemnification required by the preceding sentence shall be made only out of the assets of the one or more series of which the shareholder who is entitled to indemnification is or was a shareholder at the time the act or event occurred which gave rise to the claim against or liability of said shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement. This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP